Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 21, 2025 (this “Agreement”), is entered into by and among Deerfield Partners, L.P. (“Deerfield Partners”), Deerfield Private Design Fund III, L.P. (“DPD III”) and Acutus Medical, Inc. (“Acutus”, and together with Deerfield Partners and DPD III, each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Deerfield Partners, DPD III and Acutus are each party to that certain Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, including pursuant to Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 thereto, the “Credit Agreement”), by and among Acutus, as borrower, Deerfield Partners and DPD III, as lenders, and Wilmington Trust, National Association, as administrative agent;

WHEREAS, Acutus has entered into that (a) certain Asset Purchase Agreement, dated as of April 26, 2022, by and between Medtronic, Inc. (“Medtronic”) and Acutus (the “MDT Sale Agreement”), pursuant to which, among other things, Medtronic purchased certain products from Acutus for cash consideration of $50 million paid in connection with the initial closing on June 30, 2022 and contingent cash consideration of up to $37 million that would become payable upon Acutus’ completion of certain milestones plus a percentage of certain future net sales by Medtronic of the purchased products (collectively, the “Earnout Payments”) and (b) certain Distribution Agreement, dated as of June 30, 2022, by and between Medtronic and Acutus (the “Distribution Agreement”), pursuant to which Acutus agreed to manufacture and distribute certain products for Medtronic in accordance with the terms of the MDT Sale Agreement and the Distribution Agreement;

WHEREAS, on November 30, 2024, Acutus approved a reduction in operations (the “Restructuring Transaction”) to a scale designed solely to support the manufacturing and distribution of Medtronic’s left-heart access products through the transition of the production of these products to Medtronic pursuant to the terms of the MDT Sale Agreement and the Distribution Agreement;

WHEREAS, Acutus will continue the manufacturing and distribution of left-heart access products for Medtronic until it has fulfilled its obligations under the MDT Sale Agreement and the Distribution Agreement;

WHEREAS, as part of the Restructuring Transaction, Acutus intends to among other things (i) terminate the registration of its securities under the Exchange Act and suspend its public reporting obligations in connection therewith and (ii) terminate its shelf registration statement on Form S-3 with respect to the resale of certain securities held by Deerfield Partners and DPD III and their respective affiliates;

WHEREAS, Acutus has requested that Deerfield Partners and DPD III enter into Amendment No. 5 to the Credit Agreement on the date hereof to facilitate the foregoing; and

WHEREAS, as a condition to Deerfield Partners’ and DPD III’s willingness to enter into Amendment No. 5 to the Credit Agreement, Deerfield Partners and DPD III desire to support Acutus’ undertaking of the Restructuring Transaction and the transactions contemplated thereby and, in connection with such support, Acutus desires to issue to each of Deerfield Partners and DPD III, and Deerfield Partners and DPD III each desire to accept, one (1) CVR (as defined below), which provide Deerfield Partners and DPD III with contractual rights to receive certain contingent cash payments on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among Deerfield Partners, DPD III and Acutus as follows:

1.       DEFINITIONS

1.1.   Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acutus” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” has the meaning set forth in Section 5.4.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or a day on which the Securities Industry and Financial Markets Association recommends that fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Change of Control” means and shall be deemed to have occurred if: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) shall acquire or own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 40% of the equity or voting securities of Acutus; (b) a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Acutus shall at any time be occupied by persons who were neither (i) nominated, appointed or approved by the board of directors (or similar governing body) of Acutus nor (ii) appointed by directors so nominated, appointed or approved; (c) Acutus shall cease to directly own, beneficially and of record, 100% of the issued and outstanding capital securities of the Subsidiaries (other than directors’ qualifying shares or similar shares as required by applicable Law); (d) a sale, exclusive license, lease, conveyance, transfer or other disposition of assets in one transaction or a series of related transactions of all or substantially all of the Acutus’ assets; (e) a purchase, tender or exchange offer made to the holders of Acutus’

outstanding common stock (whether by Acutus or a third party) is consummated such that following the consummation of such purchase, tender or exchange offer, a change of control shall have occurred (i.e., current stockholders no longer hold at least 50% of the common stock or no longer have the ability to elect a majority of the board of directors (or similar governing body) of Acutus); (f) an issuance or series of issuances by Acutus on or after the date hereof of an aggregate number of common stock equal to 50% or more of Acutus’ outstanding common stock as of the date of such issuance (or first issuance of such series, as applicable); or (g) any other merger, consolidation, reorganization, recapitalization or similar transaction involving Acutus, except where the holders of the equity and voting securities of Acutus immediately prior to such transaction possess beneficial ownership of 50% or more of the equity and voting securities of Acutus immediately after such transaction.

“Credit Agreement” has the meaning set forth in the Recitals.

“CVRs” means the contractual right of Holders to receive contingent cash payments on the terms set out in this Agreement.

“Deemed Liquidation Event” means any (a) liquidation, dissolution, winding up, bankruptcy, receivership, general assignment for the benefit of creditors or other insolvency event of Acutus, (b) Change of Control or (c) sale, assignment, transfer, pledge, encumbrance or other disposition, in whole or in part, of the Earnout Payments.

“Deerfield Partners” has the meaning set forth in the Preamble.

“Distribution Agreement” has the meaning set forth in the Recitals.

“DPD III” has the meaning set forth in the Preamble.

“Earnout Payments” has the meaning set forth in the Recitals.

“Equity Value” means, with respect to any Person, the aggregate amount of residual value available (or that would be available) for distribution to such Person’s equity holders (including any common or preferred equity holders) following payment or provision in full of such Person’s indebtedness for borrowed money outstanding as of the applicable date. In the event a Liquidation Payment is triggered by a Change of Control in which the consideration payable to equity holders (including any common or preferred equity holders) consists entirely of cash payable immediately upon the closing of such Change of Control, then the Equity Value of such Person shall be calculated based upon the aggregate cash payment that is payable to such holders at the closing of such Change of Control and extrapolated based upon the number of fully diluted shares outstanding of such Person at such time. In the event a Deemed Liquidation Event is triggered by clause (a) of the definition thereof, then the Equity Value of such Person shall be calculated based upon the fair market value of the property as reasonably agreed by the Parties acting in good faith that is payable to such holders at the conclusion of the proceedings described in clause (a) of the definition of Deemed Liquidation Event and, if applicable, extrapolated based upon the number of fully diluted shares outstanding of such Person at such time.

“Event of Default” has the meaning set forth in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fifth Amendment Effective Date” has the meaning given thereto in Amendment No. 5 to the Credit Agreement.

“Holder” means any Person that holds a CVR at the applicable time.

“Initial Holders” means Deerfield Partners and DPD III.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, order or other legal requirement enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction.

“Loan” has the meaning given thereto in the Credit Agreement.

“Liquidation Notice” has the meaning set forth in Section 2.5(a).

“Liquidation Payment” means an aggregate amount in cash equal to the lesser of (a) $300,000.00 and (b) 5.00% of the Equity Value of Acutus on (i) with respect to a Change of Control, the date on which such Change of Control occurs, (ii) with respect to clause (a) of the definition of Deemed Liquidation Event, the date of the conclusion of the proceedings described in clause (a) of the definition of Deemed Liquidation Event or (iii) with respect to any other triggering event, immediately prior to occurrence of such triggering event; provided, however, that, in the event that the Liquidation Payment becomes payable as a result of (x) a Change of Control other than one in which all of the consideration payable to equity holders (including any common or preferred equity holders) consists solely of cash payable immediately upon closing of such Change of Control, (y) an Event of Default pursuant to Section 4.1(c) or (z) the events described in clause (c) in the definition of Deemed Liquidation Event, then the Liquidation Payment shall be equal to $300,000.00.

“MDT Sale Agreement” has the meaning set forth in the Recitals.

“Medtronic” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pro Rata Share” means, for each Holder, an amount equal to the product of (a) the Liquidation Payment multiplied by (b) a fraction where (i) the numerator is the number of CVRs held by such Holder on the applicable date and (ii) the denominator is the total number of CVRs outstanding on such applicable date.

“Restructuring Transaction” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Tax” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, and all interest, additions to tax, penalties or similar liabilities with respect thereto.

1.2.   Certain Interpretations.

(a)   Unless otherwise indicated, all references herein to Articles, Exhibits or Sections, shall be deemed to refer to Articles, Exhibits or Sections of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)   Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)   Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d)   If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e)   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)   When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g)   The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h)   References to “$” and “dollars” are to the currency of the United States of America.

(i)   “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j)   Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that

Person and (iii) references from or through any date mean from and including or through and including, respectively.

(k)   Except as otherwise specified, reference to any agreement (including the Credit Agreement), document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof;

(l)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m)   The Parties acknowledge that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)   The word “will” shall be construed to have the same meaning as the word “shall.”

(o)   The word “or” shall be disjunctive but not exclusive.

2.       CONTINGENT VALUE RIGHTS

2.1.   CVRs. The CVRs represent the contractual rights of the Holders to receive a contingent cash payment pursuant to the terms of this Agreement. Each Initial Holder shall be entitled to one (1) CVR, which shall be deemed automatically granted by Acutus on the Fifth Amendment Effective Date..

2.2.   Non-Transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except that upon any assignment or other transfer of all or some of a Holder’s rights under the Credit Agreement, a proportionate share of the CVR held by such Holder shall be deemed assigned or transferred to the assignee or other transferee of such rights under the Credit Agreement and such assignment or transfer shall be recorded in the Register. Any other sale, assignment, transfer, pledge, encumbrance or disposal shall be null and void ab initio.

2.3.   Tax Treatment. The Parties hereby acknowledge and agree that for U.S. federal income tax purposes (i) each CVR shall not be treated as a separate instrument but shall be treated as a right to additional contingent interest on the Loans and (ii) such additional contingent interest shall not cause the Loans to be treated as “contingent payment debt instruments” that are subject to the rules set forth in United States Treasury Regulations Section 1.1275-4. Each Party agrees not to take any position that is inconsistent with the provisions of this Section 2.3 on any Tax return or in any audit or other administrative or judicial proceeding unless otherwise required by applicable Law.

2.4.   No Certificate. The CVRs shall not be evidenced by a certificate or other instrument.

2.5.   Payment Procedures.

(a)   At least ten (10) Business Days prior to the occurrence of any Deemed Liquidation Event, Acutus shall deliver written notice to each Holder (the “Liquidation Notice”), which shall include (i) a description of the Deemed Liquidation Event, (ii) the date such Deemed Liquidation Event shall occur and (iii) a good faith and reasonable estimate of the aggregate Liquidation Payment payable to each Holder and the Holders in the aggregate upon occurrence of such Deemed Liquidation Event. Following receipt of the Liquidation Notice, each Holder shall deliver to Acutus a letter of instruction setting forth the wiring instructions and account information applicable to payment of the Liquidation Payment to such Holder.

(b)   Upon occurrence of a Deemed Liquidation Event, Acutus shall promptly (but in any event on the same Business Day as such Deemed Liquidation Event, or, in the event the Deemed Liquidation Event does not occur on a Business Day, the next Business Day) following the date of such Deemed Liquidation Event, pay or cause to be paid to each Holder its Pro Rata Share of the Liquidation Payment by wire transfer of immediately available funds to the account specified in the letter of instruction provided by such Holder in accordance with Section 2.5(a). The Holders shall be entitled to receive the Liquidation Payment before Acutus makes any payment to its holders of capital stock.

2.6.   No Voting, Dividends or Interest. The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

2.7.   Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Acutus or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Acutus or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Acutus or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding.

3.       COVENANTS

3.1.   Assignment or Pledge of Earnout Payments. Acutus shall not enter into an agreement for, or consummate, the sale, assignment, transfer, pledge, encumbrance or other disposition, in whole or in part, of the Earnout Payments.

3.2.   Payment of Liquidation Payment. If a Deemed Liquidation Event occurs or the Liquidation Payment otherwise becomes due and payable in accordance with Section 4.1 and Section 4.2, Acutus shall promptly (but in any event on the same Business Day as the date such triggering event occurs, or, in the event that such date does not occur on a Business Day, the next Business Day) following such Deemed Liquidation Event or the date of such other triggering event, pay to the Holders an aggregate sum equal to the Liquidation Payment in cash in accordance with Section 2.5. Notwithstanding the foregoing, if a Liquidation Payment becomes due and payable as a result of clause (a) of the definition of Deemed Liquidation Event, then such

Liquidation Payment shall become due and payable at the conclusion of the proceedings described in clause (a) of the definition of Deemed Liquidation Event.

3.3.   Books and Records. Acutus shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their respective consultants or professional advisors to determine the amounts payable hereunder.

3.4.   Further Assurances. Acutus agrees that, at any time and upon the reasonable request of Deerfield Partners or DPD III, it shall promptly perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, any and all such further acts, instruments and assurances as may be necessary or desirable for the purpose of carrying out or performing of the provisions of this Agreement.

3.5.   Restricted Payments. Neither Acutus nor any of its Subsidiaries shall, directly or indirectly, declare or pay any dividend or other distribution, or make any other payment on account of any redemption, repurchase, acquisition or other return of capital, direct or indirect (whether in cash, securities, obligations or other property), with respect to any equity interests in Acutus or any Subsidiary other than dividends by a wholly-owned Subsidiary of Acutus to Acutus or another wholly-owned Subsidiary of Acutus.

3.6.   Affiliate Transactions. Neither Acutus nor any of its Subsidiaries shall enter into any transaction with any of its or their Affiliates (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) unless (a) the terms and conditions agreed with such Affiliate are typical and reasonable in commercial terms, (b) such transactions are on an arm’s length basis and (c) no Event of Default shall have occurred and be continuing or would result therefrom.

4.       DEFAULT

4.1.   Event of Default. “Event of Default” shall include each of the following events or occurrences described in this Article 4:

(a)   Non-Performance of Certain Covenants and Obligations. Acutus or any of its Subsidiaries shall default in the due performance or observance of any of its obligations under Section 3.1 (Assignment or Pledge of the Earnout Payments), Section 3.5 (Restricted Payments) or Section 3.6 (Affiliate Transactions).

(b)   Non-Performance of Other Covenants and Obligations. Acutus or any of its Subsidiaries shall default in the due performance or observation of any of its obligations under this Agreement and such default, if capable of being remedied, shall continue unremedied for a period of 20 days after the earlier to occur of (i) notice thereof given to Acutus by any Holder or (ii) the date on which Acutus or any such Subsidiary has knowledge of such default.

(c)   Default on Other Indebtedness. Subject to any applicable grace period(s), a default shall occur in the payment of any amount when due, whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any indebtedness of Acutus under the Credit Agreement, or a default shall occur in the performance or observance of any obligation or condition with respect to the Credit Agreement if the effect of such default is to accelerate the maturity of any such indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause or declare such indebtedness to become due and payable or to require such indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such indebtedness to be made, prior to its expressed maturity.

4.2.   Action in Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority, and be continuing (and has not been cured or waived), Deerfield Partners or DPD III may (a) by notice to Acutus, declare all or any portion of the Liquidation Payment to be immediately due and payable, without further notice, demand or presentment of any kind, all of which are hereby expressly waived by Acutus and (b) immediately exercise all rights and remedies available under applicable Law.

5.       MISCELLANEOUS

5.1. Effective Date. This Agreement shall be effective as of the Fifth Amendment Effective Date. For the avoidance of doubt, notwithstanding Section 5.11, if the Fifth Amendment Effective Date has not occurred pursuant to the terms of Amendment No. 5 to the Credit Agreement on or prior to January 31, 2025 or such other date as agreed to with the Lenders (as defined in Amendment No. 5 to the Credit Agreement) in writing in their sole discretion, this Agreement shall terminate and be of no further force and effect.

5.2.   Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of Acutus, Deerfield Partners and DPD III or, in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.3.   Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, to the intended Party at the address of such Party set forth below:

(a)	If to Acutus, to:

Acutus Medical, Inc.
2210 Faraday Ave., Suite 100
Carlsbad, CA 92008
	Attention:	Takeo Mukai
	Email:	[ ]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
900 Middlefield Rd
Redwood City, CA 94063
	Attention:	Alan F. Denenberg
	Email:	[ ]

(b)	If to Deerfield Partners or DPD III, to:

c/o Deerfield Management Company, L.P.
345 Park Avenue South, 12th Floor
New York, New York 10010
	Attention:	Legal Department
	Email:	[ ]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attention:	Ari Blaut
	Email:	[ ]

All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three (3) Business Days after having been deposited in the mail, postage prepaid, (c) if sent by two-day mail, two (2) Business Days after having been deposited in the mail, postage prepaid, (d) if sent by overnight courier, one (1) Business Day after having been given to such courier, and (e) if transmitted by electronic mail, when sent, receipt confirmed by telephone or electronic means.

5.4.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Acutus shall not assign, delegate, transfer or otherwise dispose of any of its rights or delegate any of its obligations under this Agreement and any attempted assignment of this Agreement or any such rights in violation of this Section 5.4 shall be void and of no effect ab initio.

5.5.   Remedies. Each Party agrees that money damages would not be a sufficient remedy for any breach of the terms of this Agreement by the other Party, and that, in addition to all other remedies it may be entitled to under Law or in equity, each Party will be entitled to seek specific performance, injunctive and other equitable relief as a remedy for any such breach (in each case, without the requirement of posting a bond or other security or proving damages). Each Party agrees that it will not oppose the granting of such relief on the basis that the other Party has an adequate remedy at law.

5.6.   No Third Party Beneficiaries. Except as expressly provided herein, there shall be no third-party beneficiaries to this Agreement and nothing in this Agreement, express or implied, shall give to any Person any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Acutus, Deerfield Partners, DPD III and any Assignee, as applicable.

5.7.   Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

5.8.   Consent to Jurisdiction. Each of the Parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.3 or in such other manner as may be permitted by applicable Law, and nothing in Section 5.9 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (e) agrees that it will not bring any action arising out of this Agreement in any court other than the courts described in this Section 5.8. Each of the Parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

5.9.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.10.   Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by a court of competent jurisdiction or other authority of competent jurisdiction, or public policy, the remainder of this Agreement shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application of such provision, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order for the economic, business and other purposes hereof to be effected as originally contemplated to the fullest extent possible.

5.11.   Termination. This Agreement shall be terminated and of no force or effect and the Parties shall have no liability hereunder (other than with respect to monies due and owing by Acutus to the Holders) only upon the payment by wire transfer and receipt by each such Holder, of any and all Liquidation Payments required to be paid under the terms of this Agreement. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Section 5.5 (Remedies), Section  5.6 (No Third Party Beneficiaries), Section 5.7 (Governing Law), Section 5.8 (Consent to Jurisdiction), Section 5.9 (Waiver of Jury Trial), Section 5.10 (Severability), Section 5.12 (Entire Agreement), Section 5.13 (Counterparts) or this Section 5.11 (Termination), which shall survive the termination of this Agreement.

5.12.   Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

5.13.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers or representatives as of the day and year first above written.

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David Clark
Name:	David Clark
Title:	Authorized Signatory

ACTUS MEDICAL, INC.

By:	/s/ Takeo Mukai
Name:	Takeo Mukai
Title:	CEO & CFO

[Signature Page to CVR Agreement]